EXHIBIT (c)(vi)

2004-05 Mid-Year Fiscal and Economic Review

QUEENSLAND’S 2004-05

MID YEAR FISCAL AND ECONOMIC REVIEW

The Mid Year Fiscal and Economic Review is required under the Government’s Charter of Social and Fiscal Responsibility and the Australian Loan Council’s Uniform Presentation Framework and provides an update on the fiscal and economic outlook for Queensland, based on assessments prepared by Queensland Treasury.

ECONOMIC OUTLOOK

The current outlook for the economy in 2004-05 is in line with the 4¼% growth forecast at the time of the State Budget in June 2004. However, the composition of growth is anticipated to change slightly.

Domestic demand is expected to be stronger than forecast. Growth in private consumption is likely to be higher than expected in the State Budget, with interest rates remaining more supportive to growth for longer than initially expected and the impact of higher household wealth flowing through to consumer spending for a greater length of time than previously anticipated. Stronger consumption is also expected to be driven by a higher level of housing investment in 2004-05 than forecast in the Budget, reflecting a more supportive interest rate environment than expected at the time of the Budget and a backlog of construction work yet to be done.

Net exports are expected to detract slightly more from overall growth than forecast at the time of the State Budget. This primarily reflects stronger consumer spending and a higher $A exchange rate than anticipated at the time of the State Budget, which together should lead to growth in the volume of imports slightly above that originally forecast. At the same time, the appreciation in the $A over the last six months should also place downward pressure on the price of imported goods and services, leading to a marginally lower inflation forecast of 2¼% in 2004-05, compared with the 2½% anticipated at the time of the State Budget.

Stronger than anticipated domestic activity, particularly in labour-intensive industries, is expected to raise employment by 4% in 2004-05, compared with a forecast 2¼% in the State Budget. As a result, the year-average unemployment rate is forecast to fall to 5½% in 2004-05, compared with a Budget forecast of 6¼%.

A revised Economic Parameters Table incorporating these revisions is provided as Table 1 of Attachment A.

FISCAL OUTLOOK

GENERAL GOVERNMENT SECTOR

The General Government sector is expecting to record higher than forecast operating and cash surpluses for 2004-05 and the outyears.

A revised General Government operating surplus of $1.096 billion, up $450 million from the Budget estimate, is expected for 2004-05. The surplus reduces in 2005-06 largely due to the abolition of debits tax from 1 July 2005 at a cost of some $190 million per annum and an anticipated moderation in property market activity flowing through to transfer duty revenue. The upward revisions to forecast operating surpluses reflects revenue growth across a range of items. These higher operating surpluses will provide further capacity for both the future expansion and upgrading of infrastructure and the management of external impacts on the operating position.

At Budget time, transfer duty receipts were expected to fall markedly in line with an anticipated slow down in the property market. The reduction in receipts, while evident, has not been as large as originally expected. Land value increases in 2003-04 have also led to higher than forecast land tax receipts.

In addition, payroll tax estimates have been revised upwards in line with the strong employment growth being experienced.

Australian Government GST payments to Queensland have been revised upwards since the Budget to reflect updated forecasts in the Mid Year Economic and Fiscal Outlook (MYEFO). The forward estimates now also incorporate expected funding to Queensland for AusLink projects, which also contributes towards higher than forecast General Government sector capital expenditure.

Despite the increase in the $A exchange rate, royalty revenue has been revised upwards to reflect higher commodity prices, in particular coal, and increased export volumes.

The 2004-05 surplus is based on a 7.5% investment return on long-term financial assets held to meet future liabilities such as superannuation. While equity markets have performed well year-to-date, the estimate of investment returns remains unchanged given the high levels of investment market volatility in recent years.

The increase in General Government expenses over the 2004-05 Budget is primarily due to the following:

•	expenditure offsets to increases in specific purpose payments and other revenues;

•	actuarial revisions to superannuation, long service leave and insurance expense estimates;

•	the final timing of expenses between 2003-04 and 2004-05; and

•	the expensing of Tugun Bypass construction costs for works being undertaken in New South Wales.

The forward estimates also incorporate increased Community Service Obligation payments for uniform electricity prices for franchise customers arising from additional capital expenditure by energy retailers. This increased capital expenditure is being undertaken as part of the implementation of the recommendations of the Electricity Distribution and Service Delivery review.

A cash surplus of $1.509 billion is expected in 2004-05, $450 million greater than forecast at Budget time. This again reflects improvements across a range of revenue items, offset in part by higher than forecast capital spending.

The State’s net worth is expected to increase to $81.731 billion in 2004-05. This is $9.267 billion higher than the forecast of $72.464 billion at Budget time. The increase in net worth reflects the flow through of final 2003-04 balance sheet outcomes particularly in relation to the revaluation of land and other fixed assets and the improvement in the State’s 2003-04 actual and 2004-05 estimated operating position.

PUBLIC NON-FINANCIAL CORPORATIONS SECTOR

The Public Non-financial Corporations (PNFC) sector is projected to have a GFS net operating surplus of $148 million in 2004-05, an improvement of $111 million over the Budget estimate. This improvement represents a stronger than expected trading performance across a range of Government-owned corporations.

Capital spending in the PNFC sector has been revised upwards markedly in the outyears, primarily reflecting implementation of the Government’s commitment to a significant upgrade of the electricity transmission and distribution network.

LOAN COUNCIL ALLOCATION

Under the Australian Loan Council Financial Agreement, each jurisdiction provides a Loan Council Nomination, comprising the State Government cash surplus/deficit and additional items which contribute to net borrowing, giving an estimate of the Public Sector’s call on financial markets. The nominations are also considered by the Loan Council as to whether they are consistent with macroeconomic policy objectives.

The revised 2004-05 LCA surplus is $205 million (Budget-time deficit of $620 million), reflecting improved operating cash flows and lower borrowings by local councils.

ATTACHMENT A

Table 1

Major Queensland Economic Parameters1

		Budget	MYFER
	Outcome	Forecast	Forecast
	2003-04	2004-05	2004-05

Gross state product [2]	3.9	4 1/4	4 1/4
Employment	3.3	2 1/4	4
Unemployment rate	6.2	6 1/4	5 1/2
Inflation	2.9	2 1/2	2 1/4
Average earnings [3]	3.1	4	4
Population	2.2	2 1/4	2 1/4

Notes:

1.	Figures not quoted as a fraction are an actual outcome.

2.	Chain volume measure, 2002-03 reference year.

3.	Average earnings are on a State Accounts basis.

Table 2

Queensland’s Revised 2004-05 Loan Council Allocation

	2004-05	2004-05
	Budget	Revised
	LCA	MYR
	Estimate	Estimate
	$ million	$ million

General Government sector cash deficit/(surplus)[1]	(1,059)	(1,509)
PNFC sector cash deficit/(surplus)[1]	1,541	1,313
Non-financial Public sector cash deficit/(surplus)[1]	482	(196)
Net cash flows from investments in financial assets for policy purposes	—	—
Memorandum items[2]	138	(9)
Loan Council Allocation	620	(205)

1.	Figures in brackets represent surpluses.

2.	Primarily represents movement in Local Government borrowings.

Table D.1
General Government Sector Operating Statement (1)

		2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
				Revised	Revised	Revised	Revised
		Actual	Budget	Budget	Projection	Projection	Projection
		$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Taxation revenue	6,676	6,338	6,635	6,590	6,992	7,382
	Current grants and subsidies	10,992	11,803	12,130	12,512	12,980	13,659
	Capital grants	553	468	531	494	635	796
	Sales of goods and services	2,105	2,142	2,167	2,206	2,287	2,358
	Interest income	2,723	1,215	1,274	1,331	1,416	1,499
	Other	2,165	2,043	2,227	2,298	2,557	2,433
	Total Revenue	25,214	24,009	24,964	25,431	26,867	28,127

Less	GFS Expenses
	Gross operating expenses
	Employee expenses	10,004	10,666	10,886	11,444	12,091	12,732
	Other operating expenses	4,245	4,406	4,541	4,624	5,226	5,508
	Depreciation	1,460	1,585	1,598	1,670	1,717	1,762
	Superannuation interest expense	750	757	747	806	850	892
	Other interest expense	211	202	205	220	270	291
	Current transfers	4,500	5,006	5,030	5,239	5,303	5,682
	Capital transfers	704	741	861	639	616	619
	Total Expenses	21,874	23,363	23,868	24,642	26,073	27,486

Equals	GFS net operating balance	3,340	646	1,096	789	794	641

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets	2,415	2,718	2,845	2,802	2,739	2,866
	Sales of non-financial assets	(356)	(284)	(330)	(250)	(234)	(215)
	Less Depreciation	1,460	1,585	1,598	1,670	1,717	1,762
	Plus Change in inventories	(13)	37	61	2	(19)	(14)
	Plus Other movements in non-financial assets	(83)	3	4	1	2	1
	Equals Total net acquisition of non-financial assets	503	889	982	885	771	876

Equals	GFS Net lending / (borrowing) (Fiscal Balance)	2,838	(243)	114	(96)	23	(235)

Note:

1.	Numbers may not add due to rounding.

Table D.2
Public Non-financial Corporations Sector Operating Statement (1)

		2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
				Revised	Revised	Revised	Revised
		Actual	Budget	Budget	Projection	Projection	Projection
		$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Current grants and subsidies	1,000	1,082	1,055	1,159	961	1,102
	Capital grants	55	49	12	6	8	8
	Sales of goods and services	6,625	6,700	7,020	7,629	8,326	8,430
	Interest income	101	72	82	74	78	82
	Other	350	339	391	329	368	388
	Total Revenue	8,130	8,242	8,560	9,197	9,741	10,010

Less	GFS Expenses
	Gross operating expenses
	Employee expenses	1,517	1,634	1,664	1,700	1,753	1,803
	Other operating expenses	3,457	3,477	3,626	3,960	4,005	4,209
	Depreciation	1,216	1,280	1,269	1,485	1,586	1,722
	Other interest expense	742	811	758	820	852	958
	Other property expenses	1,052	868	940	957	1,287	1,103
	Current transfers	198	135	155	78	—	—
	Capital transfers	16	—	—	—	—	—
	Total Expenses	8,197	8,205	8,412	9,000	9,483	9,795

Equals	GFS net operating balance	(67)	37	148	197	258	215

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets	1,804	3,123	3,084	3,390	3,365	3,175
	Sales of non-financial assets	(384)	(51)	(103)	(42)	(54)	(54)
	Less Depreciation	1,216	1,280	1,269	1,485	1,586	1,722
	Plus Change in inventories	(15)	(3)	10	(25)	7	15
	Plus Other movements in non-financial assets	(7)	25	25	36	39	42
	Equals Total net acquisition of non-financial assets	182	1,814	1,747	1,874	1,771	1,456

Equals	GFS Net lending / (borrowing) (Fiscal Balance)	(249)	(1,777)	(1,599)	(1,677)	(1,513)	(1,241)

Note:

1.	Numbers may not add due to rounding.

Table D.3
Non-financial Public Sector Operating Statement (1)

		2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
				Revised	Revised	Revised	Revised
		Actual	Budget	Budget	Projection	Projection	Projection
		$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Taxation revenue	6,358	5,960	6,265	6,204	6,588	6,966
	Current grants and subsidies	10,817	11,710	12,001	12,403	12,870	13,560
	Capital grants	592	517	541	497	638	799
	Sales of goods and services	8,622	8,665	9,030	9,680	10,458	10,635
	Interest income	2,821	1,273	1,343	1,393	1,481	1,568
	Other	1,470	1,514	1,675	1,666	1,632	1,712
	Total Revenue	30,681	29,639	30,855	31,843	33,667	35,240

Less	GFS Expenses
	Gross operating expenses
	Employee expenses	11,520	12,250	12,499	13,094	13,793	14,485
	Other operating expenses	7,591	7,361	7,693	8,087	8,713	9,184
	Depreciation	2,676	2,864	2,867	3,155	3,303	3,483
	Superannuation interest expense	750	757	747	806	850	892
	Other interest expense	952	1,000	951	1,027	1,109	1,236
	Current transfers	3,216	3,983	3,994	4,049	4,231	4,485
	Capital transfers	703	740	860	639	616	619
	Total Expenses	27,407	28,955	29,611	30,857	32,615	34,384

Equals	GFS net operating balance	3,274	684	1,244	986	1,052	856

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets	4,219	5,841	5,929	6,192	6,103	6,041
	Sales of non-financial assets	(740)	(335)	(433)	(292)	(288)	(269)
	Less Depreciation	2,676	2,864	2,867	3,155	3,303	3,484
	Plus Change in inventories	(28)	34	71	(23)	(12)	1
	Plus Other movements in non-financial assets	(90)	28	29	37	41	43
	Equals Total net acquisition of non-financial assets	685	2,704	2,729	2,759	2,541	2,332

Equals	GFS Net lending / (borrowing) (Fiscal Balance)	2,589	(2,020)	(1,485)	(1,773)	(1,489)	(1,476)

Note:

1.	Numbers may not add due to rounding.

Table D.4
General Government Sector Balance Sheet (1)

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
			Revised	Revised	Revised	Revised
	Actual	Budget	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	1,729	1,081	1,493	1,743	1,614	1,761
Advances paid	173	202	197	209	220	231
Investments, loans and placements	16,157	17,303	17,753	18,903	20,063	21,233
Other non-equity assets	4,318	4,100	4,363	4,514	4,929	4,805
Equity	14,633	14,131	15,892	17,688	19,015	19,883
Total Financial Assets	37,010	36,817	39,698	43,057	45,841	47,913

Non-Financial Assets	61,981	58,479	64,457	66,921	69,333	71,868

Total Assets	98,991	95,296	104,155	109,978	115,174	119,781

Liabilities
Advances received (2)	—	—	501	501	502	503
Borrowing	3,208	3,571	2,752	3,496	4,391	4,864
Superannuation liability	11,930	13,607	13,161	14,275	15,413	16,574
Other employee entitlements and provisions	3,590	3,540	3,623	3,676	3,731	3,798
Other non-equity liabilities	2,540	2,114	2,387	2,408	2,409	2,415
Total Liabilities	21,268	22,832	22,424	24,356	26,446	28,154

Net Worth	77,723	72,464	81,731	85,622	88,728	91,627
Net Financial Worth	15,742	13,985	17,274	18,701	19,395	19,759
Net Debt	(14,851)	(15,015)	(16,190)	(16,858)	(17,004)	(17,858)

Note:

1.	Numbers may not add due to rounding.

2.	From 2004-05 the Australian Bureau of Statisitcs (ABS) has requested that Commonwealth debt be classified as Advances received, rather than Borrowing.

Table D.5
Public Non-financial Corporations Sector Balance Sheet (1)

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
			Revised	Revised	Revised	Revised
	Actual	Budget	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	1,025	771	871	887	1,198	1,167
Investments, loans and placements	997	938	1,019	1,037	1,057	1,079
Other non-equity assets	1,909	1,718	1,972	2,018	2,001	1,954
Equity	60	60	61	66	73	85
Total Financial Assets	3,992	3,487	3,923	4,008	4,329	4,285

Non-Financial Assets	27,160	29,826	29,781	32,976	35,206	37,037

Total Assets	31,152	33,313	33,704	36,984	39,535	41,322

Liabilities
Deposits held	84	77	63	63	64	64
Borrowing	12,066	14,664	13,099	14,218	15,017	15,889
Other employee entitlements and provisions	3,954	3,834	4,056	4,174	4,546	4,389
Other non-equity liabilities	1,314	1,286	1,493	1,740	1,788	1,991
Total Liabilities	17,419	19,861	18,711	20,195	21,415	22,333

Net Worth	13,733	13,452	14,993	16,789	18,120	18,989
Net Financial Worth	(13,427)	(16,374)	(14,788)	(16,187)	(17,086)	(18,048)
Net Debt	10,128	13,032	11,272	12,357	12,826	13,707

Note:

1.	Numbers may not add due to rounding.

Table D.6
Non-financial Public Sector Balance Sheet (1)

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
			Revised	Revised	Revised	Revised
	Actual	Budget	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	2,754	1,852	2,365	2,630	2,812	2,928
Advances paid	157	186	181	194	205	218
Investments, loans and placements	17,145	18,184	18,762	19,930	21,111	22,303
Other non-equity assets	2,695	2,254	2,659	2,640	2,616	2,586
Equity	993	772	994	998	1,000	1,011
Total Financial Assets	23,745	23,248	24,961	26,392	27,744	29,046

Non-Financial Assets	89,107	88,271	94,204	99,864	104,505	108,871

Total Assets	112,852	111,519	119,165	126,256	132,249	137,917

Liabilities
Deposits held	85	86	63	63	65	65
Advances received (2)	—	—	501	501	502	502
Borrowing	15,248	18,152	15,826	17,690	19,382	20,732
Superannuation liability	11,930	13,607	13,161	14,275	15,413	16,574
Other employee entitlements and provisions	4,180	4,172	4,249	4,339	4,479	4,663
Other non-equity liabilities	3,686	3,038	3,634	3,766	3,680	3,755
Total Liabilities	35,129	39,055	37,434	40,634	43,521	46,291

Net Worth	77,723	72,464	81,731	85,622	88,728	91,627
Net Financial Worth	(11,384)	(15,807)	(12,473)	(14,242)	(15,777)	(17,245)
Net Debt	(4,723)	(1,984)	(4,918)	(4,500)	(4,179)	(4,150)

Note:

1.	Numbers may not add due to rounding.

2.	From 2004-05 the Australian Bureau of Statisitcs (ABS) has requested that Commonwealth debt be classified as Advances received, rather than Borrowing.

Table D.7
General Government Sector Cash Flow Statement (1)

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
			Revised	Revised	Revised	Revised
	Actual	Budget	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Taxes received	6,635	6,337	6,634	6,589	6,991	7,381
Grants and subsidies received	11,535	12,273	12,747	13,012	13,617	14,442
Sales of goods and services	2,448	2,384	2,405	2,456	2,542	2,611
Other receipts	5,104	3,652	3,830	3,938	3,991	4,466
Total	25,721	24,646	25,616	25,995	27,141	28,900

Payments for operating activities
Payments for goods and services	(14,305)	(14,691)	(14,931)	(15,931)	(17,175)	(18,097)
Grants and subsidies	(4,954)	(5,603)	(5,735)	(5,753)	(5,793)	(6,174)
Interest	(209)	(202)	(207)	(222)	(273)	(293)
Other payments	(704)	(654)	(715)	(664)	(666)	(646)
Total	(20,172)	(21,150)	(21,588)	(22,570)	(23,907)	(25,210)

Net cash inflows from operating activities	5,549	3,496	4,028	3,425	3,234	3,690

Payments for investments in non-financial assets
Purchases of non-financial assets	(2,415)	(2,718)	(2,845)	(2,802)	(2,739)	(2,866)
Sales of non-financial assets	356	284	330	250	234	215
Total	(2,059)	(2,434)	(2,515)	(2,552)	(2,505)	(2,651)

Payments for investments in financial assets for policy purposes	(632)	(105)	(146)	(206)	(578)	(186)

Payments for investments in financial assets for liquidity purposes	(2,398)	(1,492)	(1,561)	(1,147)	(1,163)	(1,176)

Receipts from financing activities
Advances received net (2)	—	—	(3)	(3)	(3)	(3)
Borrowing (net)	(343)	40	(38)	733	886	473
Total	(343)	40	(41)	730	883	470

Net increase/(decrease) in cash held	116	(495)	(235)	250	(129)	147

Net cash from operating activities and investments in non-financial assets	3,490	1,062	1,513	873	729	1,039
less Finance leases and similar arrangements	—	3	4	2	2	1
GFS Surplus/(deficit)	3,490	1,059	1,509	871	727	1,038

Note:

1.	Numbers may not add due to rounding.

2.	From 2004-05 the Australian Bureau of Statisitcs (ABS) has requested that Commonwealth debt be classified as Advances received, rather than Borrowing.

Table D.8
Public Non-financial Corporations Sector Cash Flow Statement (1)

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
			Revised	Revised	Revised	Revised
	Actual	Budget	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Grants and subsidies received	1,031	1,007	1,115	1,187	993	1,133
Sales of goods and services	7,192	7,436	7,824	8,439	9,008	9,247
Other receipts	747	789	716	794	844	874
Total	8,970	9,232	9,655	10,420	10,845	11,254

Payments for operating activities
Payments for goods and services	(4,696)	(5,109)	(5,222)	(5,664)	(5,883)	(6,129)
Grants and subsidies	(129)	(126)	(171)	(77)	1	1
Interest	(801)	(798)	(809)	(877)	(921)	(1,023)
Other payments	(1,017)	(915)	(1,018)	(1,011)	(986)	(950)
Total	(6,642)	(6,948)	(7,220)	(7,629)	(7,789)	(8,101)

Net cash inflows from operating activities	2,328	2,284	2,435	2,791	3,056	3,153

Payments for investments in non-financial assets
Purchases of non-financial assets	(1,804)	(3,123)	(3,084)	(3,390)	(3,365)	(3,175)
Sales of non-financial assets	384	51	103	42	54	54
Total	(1,420)	(3,072)	(2,981)	(3,348)	(3,311)	(3,121)

Payments for investments in financial assets for policy purposes	(6)	—	—	—	—	—

Payments for investments in financial assets for liquidity purposes	(52)	(64)	(30)	(39)	(39)	(39)

Receipts from financing activities
Borrowing (net)	(823)	1,393	1,065	1,140	816	887
Deposits received (net)	2	—	(22)	1	1	1
Distributions paid	(774)	(753)	(767)	(734)	(795)	(1,098)
Other financing (net)	692	106	146	206	583	186
Total	(902)	746	422	613	605	(24)

Net increase/(decrease) in cash held	(53)	(107)	(154)	17	311	(31)

Net cash from operating activities and investments in non-financial assets	907	(788)	(546)	(557)	(255)	32
Distributions paid	(774)	(753)	(767)	(734)	(795)	(1,098)
GFS Surplus/(deficit)	133	(1,541)	(1,313)	(1,291)	(1,050)	(1,066)

Note:

1.	Numbers may not add due to rounding.

Table D.9
Non-financial Public Sector Cash Flow Statement (1)

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08
			Revised	Revised	Revised	Revised
	Actual	Budget	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Taxes received	6,318	5,959	6,263	6,203	6,587	6,965
Grants and subsidies received	11,428	12,105	12,676	12,928	13,532	14,368
Sales of goods and services	9,519	9,644	10,073	10,740	11,395	11,704
Other receipts	5,074	3,699	3,811	3,989	4,034	4,235
Total	32,339	31,407	32,823	33,860	35,548	37,272

Payments for operating activities
Payments for goods and services	(18,885)	(19,595)	(20,011)	(21,396)	(22,853)	(24,022)
Grants and subsidies	(3,985)	(4,555)	(4,700)	(4,551)	(4,710)	(4,964)
Interest	(941)	(928)	(948)	(1,026)	(1,117)	(1,231)
Other payments	(1,425)	(1,302)	(1,470)	(1,407)	(1,375)	(1,309)
Total	(25,237)	(26,380)	(27,129)	(28,380)	(30,055)	(31,526)

Net cash inflows from operating activities	7,102	5,027	5,694	5,480	5,493	5,746

Payments for investments in non-financial assets
Purchases of non-financial assets	(4,219)	(5,841)	(5,929)	(6,192)	(6,103)	(6,041)
Sales of non-financial assets	740	335	433	292	288	269
Total	(3,479)	(5,506)	(5,496)	(5,900)	(5,815)	(5,772)

Payments for investments in financial assets for policy purposes	(30)	—	—	—	5	—

Payments for investments in financial assets for liquidity purposes	(2,451)	(1,557)	(1,591)	(1,186)	(1,202)	(1,215)

Receipts from financing activities
Advances received net (2)	—	—	(3)	(3)	(3)	(3)
Borrowing (net)	(1,108)	1,432	1,028	1,873	1,702	1,358
Deposits received (net)	3	—	(22)	1	1	2
Other financing (net)	26	—	—	—	—	—
Total	(1,079)	1,432	1,003	1,871	1,700	1,357

Net increase/(decrease) in cash held	63	(604)	(390)	265	181	116

Net cash from operating activities and investments in non-financial assets	3,622	(479)	198	(420)	(322)	(26)
less Finance leases and similar arrangements	—	3	3	2	2	2
GFS Surplus/(deficit)	3,622	(482)	195	(422)	(324)	(28)

Note:

1.	Numbers may not add due to rounding.

2.	From 2004-05 the Australian Bureau of Statisitcs (ABS) has requested that Commonwealth debt be classified as Advances received, rather than Borrowing.